POMEROY IT SOLUTIONS, INC. ANNOUNCES NASDAQ DECISION

Hebron, KY; January 31, 2006; Pomeroy IT Solutions, Inc. (NASDAQ: PMRYE), today announced that it received a decision letter from Nasdaq informing Pomeroy that the Nasdaq Listing Qualifications Panel (the "Panel") determined to grant the Company's request for continued listing on The Nasdaq National Market provided that the Company files the quarterly report on Form 10-Q for the period ended October 5, 2005 (the "October 5, 2005 Form 10-Q"), and all required restatements, by February 28, 2006.

At the hearing before the Panel on December 22, 2005, the Company provided a detailed plan by which the October 5, 2005 Form 10-Q would be filed by February 28, 2006. The Company previously disclosed that it was unable to file the October 5, 2005 Form 10-Q because it had identified certain errors relating to service billing and cost calculations. The Company also disclosed that it was undertaking a comprehensive review of the invoicing of services for each month of fiscal 2005 to identify all errors and make any adjustments needed, and that, as a result, it was possible that financial results reported for prior quarters in fiscal 2005 could be affected.

The fifth character "E" will remain appended to the Company's trading symbol pending a final determination by the Panel that the Company is fully compliant with Nasdaq's filing requirement as well as all other Nasdaq listing standards. In order to fully comply with the terms of this exception, the Company must provide prompt notification to the Panel of any significant events that occur during the exception period and demonstrate compliance with all requirements for continued listing on The Nasdaq National Market. The Company can provide no assurances that it will be able to satisfy the terms of the Panel's decision. If the Company fails to satisfy the terms, its securities may be delisted.

As a national solutions provider, Pomeroy provides services that include: outsourcing, application development, systems integration and other maintenance and support services. The Company maintains a workforce of 3,000+ skilled, technical employees with the capabilities to plan, design, implement and support all categories of its consulting, infrastructure and lifecycle solutions offerings. Pomeroy helps clients leverage IT as an enabler to increase productivity, reduce costs and improve profitability. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. The Company reported revenues of $742 million for the year ended January 5, 2005.

Certain of the statements in the preceding paragraphs regarding reporting financial results constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the nature and extent of the errors identified, the time required by us to compile information necessary to complete our financial statements, and the time required by our auditors to complete the review of our Form 10-Q and any restatements.